Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2017, relating to the consolidated statements of comprehensive income, changes in equity, and cash flows of Masonite International Corporation and subsidiaries, for the year ended January 1, 2017, appearing in the Annual Report on Form 10-K of Masonite International Corporation for the year ended December 30, 2018.
/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
February 26, 2019